UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2010

GREEN BANKSHARES, INC.
 (Exact name of registrant as specified in its charter)

Tennessee	0-14289	62-1222567
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 North Main Street, Greeneville, Tennessee	37743-4992
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (423) 639-5111

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

(b) As previously announced, effective March 31, 2010, R. Stan Puckett retired as Chairman and Chief Executive Officer of Green Bankshares, Inc., a Tennessee corporation (the “Company”) and as Chairman and Chief Executive Officer of the Company’s wholly-owned bank subsidiary GreenBank. In accordance with the Company’s Corporate Governance Guidelines, upon separation from service, Mr. Puckett also resigned as a director of the board of directors of the Company and GreenBank on March 31, 2010.

(e) On April 1, 2010, the Company, GreenBank and Mr. Puckett entered into a Consulting Agreement (the “Consulting Agreement”), pursuant to which Mr. Puckett has agreed to provide consultation and advice to the Company’s and GreenBank’s chief executive officer and those consulting services as the boards of directors of the Company and GreenBank may reasonably request for a term of six months. In consideration of the services that Mr. Puckett has agreed to provide under the Consulting Agreement, the Company has agreed to pay Mr. Puckett $13,542 per month, payable on the first day of each month during the six-month term. The Company will also reimburse Mr. Puckett for all reasonable and necessary business expenses incurred in performing his services under the Consulting Agreement.

The description of the Consulting Agreement set forth above is qualified in its entirety be reference to the copy of the Consulting Agreement filed herewith as Exhibit 10.1 and incorporated herein by reference.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

10.1	Consulting Agreement by and among Green Bankshares, Inc., GreenBank and R. Stan Puckett, dated April 1, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREEN BANKSHARES, INC.

Date: April 1, 2010

By: /s/                     James E. Adams

James E. Adams
Executive Vice President and
Chief Financial Officer
(Duly Authorized Representative)

EXHIBIT INDEX

Exhibit Number	Description of Exhibit(s)

10.1	Consulting Agreement by and among Green Bankshares, Inc., GreenBank and R. Stan Puckett, dated April 1, 2010.